Exhibit 99.1

KIRBY CORPORATION

Contact: Donny Chia

713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES THIRD QUARTER 2026 RESULTS

•
Third quarter 2026 earnings per share of $2.09, up 27% year-over-year
•
Marine transportation revenues increased 17% year-over-year as market fundamentals continued to improve, driven by strong customer demand
•
Distribution and services revenues grew 6% year-over-year, driven by robust demand for behind-the-meter and backup power solutions
•
Returned $112 million of capital to shareholders through share repurchases during the third quarter of 2026
•
Entered into an agreement to acquire certain inland marine assets from undisclosed sellers for $115 million, including nine inland towboats, 14 inland tank barges, nine bow thrusters, and a fleeting operation serving the Corpus Christi area
•
Updated full-year earnings per share growth guidance range of 10% to 15% based on current outlook

HOUSTON, October 28, 2026 – Kirby Corporation (“Kirby” or “the Company”) (NYSE: KEX) today announced net earnings attributable to Kirby for the third quarter ended September 30, 2026, of $110.8 million, or $2.09 per share, compared with earnings of $92.5 million, or $1.65 per share, for the 2025 third quarter. Total revenues for the 2026 third quarter were $977.2 million compared with $871.2 million for the 2025 third quarter.

David Grzebinski, Kirby’s Chief Executive Officer, commented, “Our third quarter results reflected strong continued momentum across both businesses and solid execution throughout the organization. In marine transportation, strong barge utilization and favorable pricing trends supported performance during the quarter, though rising fuel costs continued to impact margins. In distribution and services, results benefited from robust demand in power generation and the strong growth of behind-the-meter solutions. Overall, the company executed well during the quarter and delivered solid financial and operating results, reflecting our continued focus on safety and operational excellence.”

“In inland marine, market fundamentals remained constructive during the quarter. Strong refinery operating rates, healthy petrochemical activity, and limited new industry capacity supported barge utilization in the low-90% range. Spot market rates improved sequentially in the low- to mid-single-digit range during the quarter, and term contract renewals increased in the low-single-digits compared with the prior year. Rising fuel costs remained a near-term headwind as higher costs were mitigated but not fully offset by cost escalators and rate recovery mechanisms in the quarter. Overall, the inland business delivered margins in the 20% range driven by a combination of steady demand, disciplined execution and limited industry capacity additions.”

“In coastal marine, customer demand remained stable with barge utilization in the high-90% range while third quarter coastal revenues increased slightly year-over-year. We had one contract renewal in the third quarter with an increase in the low-double-digit range. Operating margins were in the mid-teens range reflecting market specific dynamics and ongoing cost pressures.”

“In distribution and services, results reflected favorable market conditions for power generation and strong execution by our commercial and operational teams. Third quarter revenues increased 6% year-over-year, driven by strong demand for behind-the-meter and backup power generation solutions and a healthy environment for commercial and industrial.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2026 third quarter were $568.7 million compared with $484.9 million for the 2025 third quarter. Operating income for the 2026 third quarter was $111.9 million compared with $88.6 million for the 2025 third quarter. Operating margin for the 2026 third quarter was 20% compared with 18% for the 2025 third quarter.

In inland marine, average barge utilization was in the low-90% range during the third quarter of 2026. Average spot market rates increased in the low- to mid-single-digit range sequentially during the quarter, reflecting improving market fundamentals. Term contract renewals increased in the low-single-digit range on average compared with the prior year. The inland market represented 81% of segment revenues in the third quarter of 2026. Inland operating margins were in the 20% range despite the impact of ongoing fuel cost headwinds.

In coastal marine, market activity remained strong, with barge utilization in the high-90% range. Coastal marine revenues increased slightly year-over-year and operating margins were in the mid-teens range, primarily reflecting fewer shipyard days compared to the second quarter of 2026. Coastal marine had a single term contract renewal in the third quarter with an increase in the low-double-digit range. Coastal marine represented 19% of segment revenues in the third quarter of 2026.

Segment Results – Distribution and Services

Distribution and services revenues for the 2026 third quarter were $408.5 million compared with $386.2 million for the 2025 third quarter. Operating income for the 2026 third quarter was $48.4 million compared with $42.7 million for the 2025 third quarter. Operating margin was 12% for the 2026 third quarter compared with 11% for the 2025 third quarter.

In the power generation market, revenues increased 8% and operating income increased 13% compared with the 2025 third quarter, reflecting continued demand for behind-the-meter and backup power solutions and solid execution even as OEM supply conditions remained dynamic. Order activity continued to strengthen, driven by demand from data center and industrial customers. Power generation represented approximately 46% of segment revenues for the quarter, with operating margins in the low-double-digit range.

In the commercial and industrial market, revenues increased 8% and operating income increased 23% compared with the 2025 third quarter, primarily reflecting strong marine repair activity and healthy demand across other industrial end markets. Commercial and industrial represented approximately 44% of segment revenues for the quarter, with operating margins in the low-double-digit range.

In the oil and gas market, revenues decreased 9% and operating income decreased 15% compared with the 2025 third quarter, however, revenues were flat and operating income was up 54% sequentially driven by higher-margin parts and service activity and ongoing cost management. Oil and gas revenues represented approximately 10% of segment revenues for the quarter, with operating margins in the low-double-digit range.

Acquisition of Inland Marine Assets

During the third quarter, Kirby entered into an agreement to acquire certain inland marine assets from undisclosed sellers for $115 million. The acquisition includes nine inland towboats, fourteen inland tank barges, nine bow thrusters, and a fleeting operation in Rockport, Texas, which is located on a 65-acre facility serving the Corpus Christi area. The acquired assets will enhance Kirby’s inland marine network in South Texas, expand fleeting and fueling capabilities near Corpus Christi, and support continued demand in the West End linehaul system. The transaction is expected to close in the fourth quarter of 2026 subject to customary closing conditions.

Financial Highlights

For the 2026 third quarter, EBITDA (non-GAAP) was $229.7 million compared with $201.4 million for the 2025 third quarter. During the quarter, net cash provided by operating activities was $143.5 million, and capital expenditures were $69.5 million, resulting in free cash flow (non-GAAP) of $74.0 million. Working capital remained elevated during the quarter, reflecting higher revenues in both segments, timing of collections, and higher fuel-related receivables in marine transportation.

In the 2026 third quarter, Kirby returned $112 million of capital through share repurchases at an average share price of $137.04. As of September 30, 2026, the Company had $38.3 million of cash and cash equivalents and $530 million of liquidity available. Total debt was $1,072 million and the debt-to-capitalization ratio was 23.7%.

2026 Outlook

Commenting on the outlook for the fourth quarter of 2026, Mr. Grzebinski stated, “As we enter the fourth quarter of 2026, we remain encouraged by the momentum across our businesses. Driven by strong operational execution and favorable market conditions, we believe Kirby is well positioned to capitalize on opportunities across our end markets and deliver solid performance in the remainder of the year. Despite ongoing macroeconomic and geopolitical uncertainty, customer demand remains healthy across many of our end markets. Based on current market conditions, we are narrowing our full-year earnings per share growth guidance to 10% to 15% and currently expect results toward the upper end of the range.”

In inland marine, market fundamentals are expected to remain constructive, supported by robust supply-demand dynamics and strong refinery and petrochemical operating rates. Barge utilization is expected to remain in the low-90% range, while both spot pricing and term contract renewal rates are expected to improve further during the remainder of the year. Inland operating conditions are expected to reflect normal seasonal weather impacts during the fourth quarter. Overall, inland revenues are expected to grow in the low-double-digit range, with operating margins expected to be in the high-teens to low-20% range for the full year.

In coastal marine, customer demand remains stable with barge utilization expected to remain in the high-90% range. Overall market conditions remain constructive, and pricing trends continue to improve, although elevated planned shipyard activity and higher fuel costs are expected to pressure margins during the fourth quarter. Overall, revenues are expected to increase in the mid-to-high-single-digit range for the full year, with operating margins expected to be in the mid-teens range.

In distribution and services, continued growth in power generation and strong marine repair activity are expected to support full-year results. In power generation, order momentum remains strong, supported by data center demand and the need for behind-the-meter and backup power solutions. While OEM engine delivery timing continues to create some variability in quarterly results, underlying customer demand remains robust. In commercial and industrial, customer activity is expected to remain healthy driven by strong demand in marine repair. In oil and gas, activity is expected to remain stable, subject to changes in the market environment. Overall, the Company expects segment revenues to grow in the high-single-digit range for the full year, with operating margins in the high-single-digit range.

The Company expects to generate net cash provided by operating activities of $575 million to $675 million in 2026 and capital spending is expected to range from $220 million to $260 million. Approximately $170 million to $210 million is expected to be allocated to marine maintenance capital and improvements to existing inland and coastal marine equipment, and facility improvements. Up to approximately $65 million is expected to be allocated to growth capital spending across both of our businesses.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, October 28, 2026, to discuss the 2026 third quarter performance as well as the outlook for 2026. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2025 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2025 and quarterly report on Form 10-Q for the quarter ended June 30, 2026.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products, and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides equipment, after-market parts and services for power generation systems in applications that include behind the meter power systems and emergency backup systems, after-market and genuine replacement parts and services for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and controls systems, and related equipment used in power generation, marine, on-highway, oilfield services, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high-capacity lift trucks, construction equipment, and refrigeration trailers for use in a variety of industrial markets. Kirby also manufactures and remanufactures specialized equipment, including pressure pumping units and electric fracturing systems, electric power generation equipment, and specialized electrical distribution and control equipment for data centers, oilfield service, railroad, and other industrial customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2026	2025	2026	2025
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$568,725	$484,941	$1,602,882	$1,453,652
Distribution and services	408,482	386,220	1,140,823	1,058,623
Total revenues	977,207	871,161	2,743,705	2,512,275

Costs and expenses:
Costs of sales and operating expenses	651,342	580,491	1,841,470	1,656,065
Selling, general and administrative	92,499	87,812	282,468	268,945
Taxes, other than on income	10,062	9,768	29,995	29,140
Depreciation and amortization	71,580	66,873	210,179	196,273
(Gain) loss on disposition of assets	813	(3,002)	(1,348)	(4,759)
Total costs and expenses	826,296	741,942	2,362,764	2,145,664
Operating income	150,911	129,219	380,941	366,611
Other income	7,261	5,557	21,569	15,703
Interest expense	(11,269)	(11,838)	(32,496)	(35,105)
Earnings before taxes on income	146,903	122,938	370,014	347,209
Provision for taxes on income	(35,994)	(30,200)	(87,981)	(83,823)
Net earnings	110,909	92,738	282,033	263,386
Net earnings attributable to noncontrolling interests	(94)	(242)	(292)	(627)
Net earnings attributable to Kirby	$110,815	$92,496	$281,741	$262,759
Net earnings per share attributable to Kirby common stockholders:
Basic	$2.10	$1.66	$5.29	$4.67
Diluted	$2.09	$1.65	$5.26	$4.64
Common stock outstanding (in thousands):
Basic	52,690	55,626	53,234	56,212
Diluted	53,019	55,970	53,568	56,560

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2026	2025	2026	2025
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$110,815	$92,496	$281,741	$262,759
Interest expense	11,269	11,838	32,496	35,105
Provision for taxes on income	35,994	30,200	87,981	83,823
Depreciation and amortization	71,580	66,873	210,179	196,273
	$229,658	$201,407	$612,397	$577,960

Capital expenditures	$69,531	$67,280	$189,295	$217,440
Acquisitions of businesses and marine equipment	$—	$9,200	$95,800	$106,450

	September 30, 2026	December 31, 2025
	(unaudited, $ in thousands)
Cash and cash equivalents	$38,290	$78,775
Long-term debt, including current portion	$1,071,751	$919,281
Total equity	$3,443,292	$3,382,793
Debt to capitalization ratio	23.7%	21.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2026	2025	2026	2025
	(unaudited, $ in thousands)
Marine transportation revenues	$568,725	$484,941	$1,602,882	$1,453,652

Costs and expenses:
Costs of sales and operating expenses	353,991	300,021	1,003,280	889,797
Selling, general and administrative	36,663	34,985	115,927	108,854
Taxes, other than on income	7,597	7,266	22,816	21,842
Depreciation and amortization	58,564	54,100	171,492	158,954
Total costs and expenses	456,815	396,372	1,313,515	1,179,447

Operating income	$111,910	$88,569	$289,367	$274,205
Operating margin	19.7%	18.3%	18.1%	18.9%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2026	2025	2026	2025
	(unaudited, $ in thousands)
Distribution and services revenues	$408,482	$386,220	$1,140,823	$1,058,623

Costs and expenses:
Costs of sales and operating expenses	296,861	280,049	836,859	766,608
Selling, general and administrative	50,014	50,081	154,516	152,154
Taxes, other than on income	2,438	2,472	7,105	7,216
Depreciation and amortization	10,745	10,949	32,422	31,950
Total costs and expenses	360,058	343,551	1,030,902	957,928

Operating income	$48,424	$42,669	$109,921	$100,695
Operating margin	11.9%	11.0%	9.6%	9.5%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2026	2025	2026	2025
	(unaudited, $ in thousands)
General corporate expenses	$8,610	$5,021	$19,695	$13,048

(Gain) loss on disposition of assets	$813	$(3,002)	$(1,348)	$(4,759)

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Third Quarter		Nine Months
	2026	2025(3)	2026	2025(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$143.5	$227.5	$313.4	$358.0
Less: Capital expenditures	(69.5)	(67.2)	(189.3)	(217.4)
Free cash flow(2)	$74.0	$160.3	$124.1	$140.6

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2026	2025	2026	2025
Inland Performance Measurements:
Ton Miles (in millions) (4)	4,183	3,497	11,831	10,485
Revenue/Ton Mile (cents/tm) (5)	11.0	10.8	10.9	11.1
Towboats operated (average) (6)	294	270	290	283
Delay Days (7)	1,809	1,442	7,640	8,791
Average cost per gallon of fuel consumed	$3.91	$2.46	$3.49	$2.46

Barges (active):
Inland tank barges			1,148	1,105
Coastal tank barges			27	28
Offshore dry-cargo barges			2	2
Barrel capacities (in millions):
Inland tank barges			25.7	24.5
Coastal tank barges			2.9	2.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2025, and its quarterly report on Form 10-Q for the quarter ended September 30, 2025 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Third quarter 2026 inland marine transportation revenues of $460.1 million divided by 4,183 million inland marine transportation ton miles = 11.0 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.